Exhibit 99.1

Zale Corporation Reports Fourth Quarter and Fiscal Year 2010 Results

DALLAS--(BUSINESS WIRE)--September 27, 2010--Zale Corporation (NYSE: ZLC) today announced its financial results for the fourth quarter and full year ended July 31, 2010.

Fiscal Fourth Quarter 2010 Results

The Company incurred a net loss for the fourth quarter ended July 31, 2010 of $28.5 million, or $0.89 per share, compared to a net loss of $89.8 million, or $2.81 per share, in the comparable period in the prior year. Revenues for the quarter ended July 31, 2010 were $345 million, a decrease of 3.4% compared to $357 million during the comparable period in the prior year. Same store sales during the quarter ended July 31, 2010 decreased 2.1%, compared to a decrease of 21.2% during the comparable period in the prior year.

For the fourth quarter ended July 31, 2010, the Company achieved gross margin on sales of 52.7%, compared to 46.4% in the comparable period in the prior year. The 630 basis point improvement was primarily due to lower levels of merchandise discounts and higher warranty revenue recognition during the 2010 quarter and to a $13.5 million inventory impairment recorded in the fourth quarter of 2009.

The Company reduced selling, general and administrative expenses by $10 million, or 5%, to $197 million in the quarter ended July 31, 2010 compared to $207 million in the comparable period in the prior year. This reduction resulted primarily from the Company’s initiatives to reduce expenses including store closures. For the fourth quarter of 2010, operating margin was negative 9.1% compared to negative 31.6% in the same period in the prior year. Excluding special items (see attached table for reconciliation) operating margin was negative 7.7% for the fourth quarter 2010 compared to negative 11.9% in the same period in the prior year.

During the fourth quarter of 2010, the Company recognized a $6.6 million gain, net of issuance costs of $1.7 million, related to a decrease in the fair value of the warrants issued in connection with the Senior Secured Term Loan.

In the quarter ended July 31, 2010, the Company recorded an income tax benefit of $6 million, compared to a benefit of $25 million in the comparable period in the prior year. The income tax benefit for fourth quarter of 2010 was primarily attributable to net operating loss carrybacks identified and recognized pursuant to the Business Assistance Act of 2009.

Inventory at July 31, 2010 was $703 million, a decrease of $37 million from July 31, 2009, due principally to store closures. As of July 31, 2010, the Company had outstanding debt of $296 million net of a discount of $21 million associated with warrants issued in connection with the Senior Secured Term Loan in May 2010.

Fiscal Year 2010 Results

For the fiscal year ended July 31, 2010, the Company incurred a net loss of $94 million, or $2.92 per share, compared to a net loss of $190 million, or $5.94 per share, in fiscal 2009. For fiscal year 2010, revenues were $1.62 billion, a decrease of 9.2% compared to $1.78 billion for fiscal 2009. Same store sales decreased 6.6% for fiscal year 2010, compared with a decrease of 16.6% during fiscal year 2009.

The Company achieved gross margin on sales of 50.4% during the fiscal year ended July 31, 2010, compared to 46.7% in the prior fiscal year. The 370 basis point improvement was primarily due to lower levels of merchandise discounts and higher warranty revenue recognition during 2010.

For the fiscal year ended July 31, 2010, the Company reduced selling, general and administrative expenses by approximately $88 million, or 9.4%, to $846 million compared to $934 million in 2009. This reduction resulted primarily from the Company’s initiatives to reduce expenses including store closures. For the fiscal year 2010, operating margin was negative 7.0%, an improvement of 600 basis points compared to negative 13.0% in 2009. Excluding special items (see attached table for reconciliation) operating margin was negative 5.1% for the year ended July 31, 2010 compared to negative 8.3% in 2009.

During the fiscal year ended July 31, 2010, the Company recognized a $6.6 million gain, net of issuance costs of $1.7 million, related to a decrease in the fair value of the warrants issued in connection with the Senior Secured Term Loan.

For the year ended 2010, the Company recorded a $29 million income tax benefit, compared to a $53 million tax benefit in the prior year. For fiscal year 2010, the tax benefit was primarily attributable to net operating loss carrybacks identified and recognized during the year pursuant to the Business Assistance Act of 2009.

“Earlier this year, we began executing our multi-year turnaround strategy,” commented Theo Killion, Chief Executive Officer. “Our results, which show significant progress year over year, also serve as an objective reminder of how far we need to go to reach our ultimate goal; profitable revenue growth. Our team is singularly focused on achieving our goal.”

“During the last five months, we have delivered liquidity to fund our turnaround strategy,” commented Matt Appel, Executive Vice President and Chief Financial Officer. “Our disciplined approach to promotion, inventory investments and costs will continue to serve us well as we complete preparations for the holiday selling season.”

Separately, on Friday, September 24, 2010, the Company announced that it had selected Citibank (South Dakota), N.A. to continue to provide private label credit for the retailer’s Zales, Zales Outlet and Gordon’s brands under the terms of a new agreement in the United States, effective October 1, 2010.

In addition, earlier today, the Company filed a Form 8-K indicating, among other things, that it has amended the Credit Agreement dated May 10, 2010 (“Term Loan”) with Z Investment Holdings, LLC (“Z Investment”), an affiliate of Golden Gate Capital. Pursuant to the amendment, Z Investment agreed to eliminate the Minimum Consolidated EBITDA covenant contained in the Term Loan. In consideration for the amendment, the Company agreed to pay Z Investment an aggregate of $25 million, of which $11.25 million was credited to the outstanding balance under the Term Loan, $1.25 million was a prepayment premium, and $12.5 million was an amendment fee. In addition, the amendment eliminates the Company’s option to pay a portion of future interest payments in kind, and as a result all future interest payments made under the Term Loan will be made in cash.

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 11793835) five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,900 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding the expected effect of the financings and other agreements on our business, including our ability to return to profitability and provide the working capital necessary to execute our merchandising and marketing initiatives. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements or in the Company’s private label credit card arrangement with Citibank may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2010	2009	2010	2009

Revenues	$ 345,000	$ 357,114	$ 1,616,305	$ 1,779,744
Cost of Sales	163,154	191,363	802,172	948,572
Gross Margin	181,846	165,751	814,133	831,172
% of Revenue	52.7%	46.4%	50.4%	46.7%
Selling, General and Administrative	196,687	207,214	846,205	934,249
% of Revenue	57.0%	58.0%	52.4%	52.5%
Depreciation and Amortization	11,882	14,449	50,005	58,947
Other Charges	4,514	56,874	31,252	70,095
Operating Loss	(31,237)	(112,786)	(113,329)	(232,119)
% of Revenue	(9.1)%	(31.6)%	(7.0)%	(13.0)%
Interest Expense	9,733	1,766	15,657	10,399
Other Gains	(6,564)	-	(6,564)	-
Loss Before Income Taxes	(34,406)	(114,552)	(122,422)	(242,518)
Income Tax Benefit	(5,885)	(24,753)	(28,750)	(53,015)
Net Loss	$ (28,521)	$ (89,799)	$ (93,672)	$ (189,503)

Basic Loss Per Common Share	$ (0.89)	$ (2.81)	$ (2.92)	$ (5.94)
Diluted Loss Per Common Share	$ (0.89)	$ (2.81)	$ (2.92)	$ (5.94)

Weighted Average Number of Common Shares Outstanding:
Basic	32,107	31,969	32,062	31,899
Diluted	32,107	31,969	32,062	31,899

Impact on GAAP Information from Special Items for Fiscal 2010:
	Three Months Ended	Percent of	Twelve Months Ended	Percent of
	July 31, 2010	Revenue	July 31, 2010	Revenue
Operating Loss	$ (31,237)	(9.1)%	$ (113,329)	(7.0)%
Store impairments	6,683	1.9%	29,944	1.8%
Real estate lease adjustments	(2,169)	(0.5)%	1,308	0.1%
Operating Loss, as adjusted	$ (26,723)	(7.7)%	$ (82,077)	(5.1)%

Impact on GAAP Information from Special Items for Fiscal 2009:
	Three Months Ended	Percent of	Twelve Months Ended	Percent of
	July 31, 2009	Revenue	July 31, 2009	Revenue
Operating Loss	$ (112,786)	(31.6)%	$ (232,119)	(13.0)%
Store impairments	6,672	1.9%	14,873	0.8%
Bailey Banks & Biddle lease reserve	23,155	6.5%	23,155	1.3%
Closed store charges	27,047	7.6%	27,047	1.5%
Inventory impairment charge	13,534	3.7%	13,534	0.8%
Goodwill impairment	-	0.0%	5,020	0.3%
Operating Loss, as adjusted	$ (42,378)	(11.9)%	$ (148,490)	(8.3)%

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET DATA
(Unaudited, amounts in thousands)

	July 31, 2010	July 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$ 26,235	$ 24,987
Merchandise inventories	703,115	740,257
Other current assets	41,964	51,973
Total current assets	771,314	817,217

Property and equipment	693,775	690,749
Less accumulated depreciation and amortization	(520,416)	(452,611)
Net property and equipment	173,359	238,138

Other assets	215,708	175,617
Total Assets	$ 1,160,381	$ 1,230,972

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$ 317,922	$ 309,949
Deferred tax liability	59,136	46,383
Current portion of long-term debt	11,250	-
Total current liabilities	388,308	356,332

Long-term debt, less current portion (a)	284,684	310,500
Other liabilities	179,369	190,347

Stockholders’ Investment	308,020	373,793

Total liabilities and stockholders’ investment	$ 1,160,381	$ 1,230,972

(a) Long-term debt as of July 31, 2010 is net of a $20.8 million discount associated with warrants issued in connection with the Senior Secured Term Loan in May 2010.

CONTACT:
Zale Corporation
Investor Relations:
Matt Appel, Executive Vice President and CFO, 972-580-4670
or
Roxane Barry, Director of Investor Relations, 972-580-4391